Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Current Report on Form 8-K under the Securities Exchange Act of 1934 of Harrah’s Entertainment, Inc. to be dated on or about June 13, 2005 and in Registration Statement Nos. 333-57214, 333-39840, 333-63856, 333-115384, 333-121774, and 333-122048 of Harrah’s Entertainment, Inc. on the respective Forms S-8 of our reports dated February 28, 2005, relating to the consolidated financial statements and financial statement schedule of Caesars Entertainment, Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Caesars Entertainment, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
June 10, 2005